Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-184150, 333-184151 and 333-184152 on Form S-8 and Registration Statement No. 333-184149 on Form S-3, of our reports dated February 24, 2015 relating to the financial statements and financial statement schedule of Pentair plc and subsidiaries, and the effectiveness of Pentair plc and subsidiaries' internal control over financial reporting, appearing in this report on Form 10-K of Pentair plc and subsidiaries for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
February 24, 2015